As filed with the Securities and Exchange Commission on December 1, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAVEN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

South Dakota		46-0246171
(State or other jurisdiction of	205 E. 6th Street	(I.R.S. Employer
Incorporation or organization)	P.O. Box 5107	Identification No.)
Sioux Falls, SD 57117-5107
Telephone (605) 336-2750
(Address of principal executive offices)

DEFERRED STOCK COMPENSATION PLAN FOR DIRECTORS
(Full title of the Plan)

Ronald M. Moquist	Copies to:
President and Chief Executive Officer	William M. Mower, P.A.
Raven Industries, Inc.	Maslon Edelman Borman & Brand, LLP
205 E. 6th Street	90 South 7th Street, Suite 3300
P.O. Box 5107	Minneapolis, Minnesota 55402
Sioux Falls, SD 57117-5107	Telephone: (612) 672-8200
Telephone (605) 336-2750	Facsimile: (612) 642-8343
(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

	Proposed	Proposed
	Maximum	Maximum
Title of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered (1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $1.00 per share	50,000	$27.995	$1,399,750	$149.77

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average low and high prices of the Registrant’s Common Stock on November 27, 2006, as reported on the Nasdaq Global Select Market.

PART I
          As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
Item 3. Incorporation of Documents by Reference.
          The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference herein:
1.	Annual Report on Form 10-K for the fiscal year ended January 31, 2006;

2.	Quarterly Report on Form 10-Q for the quarter ended April 30, 2006, July 31, 2006 and October 31, 2006.

3.	Current Reports on Form 8-K dated March 8, 2006 and filed March 8, 2006; dated May 18, 2006 and filed on May 18, 2006; dated May 23, 2006 and filed on May 24, 2006; dated August 17, 2006 and filed August 18, 2006; and dated November 16, 2006 and filed on November 16, 2006.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
          The Company’s authorized capital stock consists of 100,000,000 shares of Common Stock, $1.00 par value per share. As of November 27, 2006, there were 18,066,142 shares outstanding.
          Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. Significant corporate transactions, such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be voted upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present at the particular shareholders’ meeting. The Company’s officers and directors as a group beneficially own approximately 11.3% of the outstanding Common Stock of the Company, not including shares subject to options or Deferred Stock Units held by such persons.
          There is cumulative voting for the election of directors. Holders of Common Stock are entitled to receive ratably such dividends as may lawfully be declared by the Board of Directors out of funds legally available therefore and to share pro rata in any other distribution to the holders of Common Stock, including upon liquidation of the Company. Holders of Common Stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions or fixed dividend rights with respect to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
Article Eighth of the Company’s Articles of Incorporation reads as follows:
     LIMITATION OF LIABILITY OF DIRECTORS. No director of the corporation shall be personally liable to the corporation or any shareholder for monetary damages for breach of fiduciary duty as a director.

     Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law for: (i) breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any violation of South Dakota Codified Laws Sections 47-5-15 to 47-5-19, inclusive, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission occurring prior to the date when this Article Eighth becomes effective. Neither the amendment nor repeal of this paragraph, nor the adoption of any provision of this Articles of Incorporation inconsistent with this paragraph, shall apply to or have any effect upon the liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of any inconsistent provision.
     Article XII of the Company’s bylaws reads as follows:
     ARTICLE XII — INDEMNIFICATION
     Any person, his heirs, executors, or administrators, may be indemnified or reimbursed by the Corporation for reasonable expenses actually incurred in connection with any action, suit, or proceeding, civil or criminal, to which he or they shall be made a party by reason of his being or having been a Director or Officer of the Corporation or of any firm, corporation, or organization which he served in any such capacity at the request of the Board of Directors of the Corporation as duly evidenced by resolution of such Board; provided, however, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit or proceeding as to which he shall finally be adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties of the Corporation; and provided further, that no person shall be so indemnified or reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the whole number of the Directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his heirs, executors, or administrators may be entitled as a matter of law.
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit	Description

5.1	Opinion of Maslon Edelman Borman & Brand, LLP

10.1	Raven Industries, Inc. Deferred Stock Compensation Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K dated May 23, 2006 and filed on May 24, 2006)

23.1	Consent of Pricewaterhouse Coopers LLP

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering rage may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.;
     (iii) To include any additional or material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That:
          Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.
          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls and the State of South Dakota, on the 1st day of December, 2006.

RAVEN INDUSTRIES, INC.
By:	/s/ Ronald M. Moquist
Ronald M. Moquist
President and Chief Executive Officer

POWER OF ATTORNEY
          Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Ronald M. Moquist and Thomas Iacarella, signing singly, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.
          The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Ronald M. Moquist Ronald M. Moquist	President, Chief Executive Officer and Director (Principal Executive Officer)	December 1, 2006

/s/ Thomas Iacarella Thomas Iacarella	Vice President and Chief Financial Officer (Principal Financial Officer)	December 1, 2006

/s/ Conrad J. Hoigaard Conrad J. Hoigaard	Director	December 1, 2006

/s/ Anthony W. Bour Anthony W. Bour	Director	December 1, 2006

/s/ David A. Christensen David A. Christensen	Director	December 1, 2006

/s/ Thomas S. Everist Thomas S. Everist	Director	December 1, 2006

/s/ Mark E. Griffin Mark E. Griffin	Director	December 1, 2006

/s/ Cynthia H. Milligan Cynthia H. Milligan	Director	December 1, 2006

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Maslon Edelman Borman & Brand, LLP

10.1	Raven Industries, Inc. Deferred Stock Compensation Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K dated May 23, 2006 and filed on May 24, 2006)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)